Exhibit 5.1

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

—————

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

September 21, 2015

The Board of Directors

Bridge Bancorp, Inc.

2200 Montauk Highway

Bridgehampton, New York 11932

Re:	Bridge Bancorp, Inc.
5.25% Fixed-to-Floating Rate Subordinated Debentures Due 2025
5.75% Fixed-to-Floating Rate Subordinated Debentures Due 2030

Ladies and Gentleman:

We have acted as special counsel to Bridge Bancorp, Inc., a New York corporation (the “Company”), in connection with the issuance and sale by the Company of (i) an aggregate of $40.0 million principal amount of 5.25% fixed-to-floating rate subordinated debentures due September 30, 2025 (the “2025 Subordinated Debentures”), pursuant to the Indenture, dated as of September 21, 2015 (the Indenture”), as supplemented by the First Supplemental Indenture, dated as of September 21, 2015 (the “First Supplemental Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), and (ii) an aggregate of $40.0 million principal amount of 5.75% fixed-to-floating rate subordinated debentures due September 30, 2030 (the “2030 Subordinated Debentures”), pursuant to the Indenture, as supplemented by the Second Supplemental Indenture, dated as of September 21, 2015 (the “Second Supplemental Indenture”), between the Company and the Trustee. The 2025 Subordinated Debentures and the 2030 Subordinated Debentures are collectively referred to herein as the “Notes.”

We have reviewed (i) the Registration Statement on Form S-3 (File No. 333-199122) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the prospectus of the Company, dated October 14, 2014, as supplemented by the prospectus supplement, dated September 15, 2015, relating to the 2025 Subordinated Debentures (the “2025 Prospectus Supplement”), as filed with the SEC pursuant to Rule 424(b) under the Securities Act, (iii) the prospectus of the Company, dated October 14, 2014, as supplemented by the prospectus supplement, dated September 15, 2015, relating to the 2030 Subordinated Debentures (the “2030 Prospectus Supplement”), as filed with the SEC pursuant to Rule 424(b) under the Securities Act, (iv) the Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, (v) the Underwriting Agreement, dated September 15, 2015, by and among the Company, The Bridgehampton National Bank, and Sandler O’Neill & Partners, L.P., as representative of the several underwriters named therein, (vi) corporate proceedings of the Company relating to the issuance of the Notes, and (vii) such other documents and records and such matters of law and fact as we have deemed necessary or advisable to enable us to render this opinion. In connection with the issuance and sale of the Notes, the Company has also filed with the SEC three free writing prospectus, each dated September 15, 2015, pursuant to Rule 433 under the Securities Act.

The Board of Directors

Bridge Bancorp, Inc.
September 21, 2015

In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies.  The opinion expressed below is limited to the New York Business Corporation Law.

Based upon, and subject to, the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that the Notes have been duly authorized and (assuming their due authentication by the Trustee), when they have been duly executed, issued and delivered in accordance with the terms of the Indenture, as amended by the First Supplemental Indenture and the Second Supplemental Indenture, will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture.

We hereby consent to the references to our firm under the captions “Validity of the Notes” and “Legal Opinions” in each of the 2025 Prospectus Supplement and 2030 Prospectus Supplement and to the inclusion of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on September 21, 2015, which is incorporated by reference into the Registration Statement and the prospectus dated October 14, 2014, as supplemented by the 2025 Prospectus Supplement and the 2030 Prospectus Supplement.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC